CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is entered into by and between KMAC Advisors, LLC ("Consultant") and Bimini Advisors, Inc., a Maryland corporation (the "Company"), effective as of May 4, 2011.

Consultant and the Company agree as follows:

1.            Services.  Consultant shall advise the Company with respect to financing alternatives, business strategies, banking relationships and external asset management arrangements (the “Services”) in connection with the formation, capitalization and operation of Orchid Island Capital, Inc. (“Orchid”), a Maryland corporation which is wholly-owned by Bimini Capital Management, Inc.  The Services shall be performed during the time periods set forth below.  However, the parties acknowledge that the Services to be performed under this Agreement are not subject to any minimum or guaranteed number of hours or days.  Further, the parties acknowledge that the Consultant will be expressly prohibited from engaging in direct contact, in any capacity, with unaffiliated third parties who during the term of this Agreement consider making an investment in Orchid.  The Company acknowledges that Consultant may engage in other business activities and that Consultant’s availability under this Agreement may therefore be limited from time to time.

2. Fees, Expenses and Transaction Fee.

a.           Initial Retainer.  In consideration of the Services to be performed by Consultant from May 4, 2011 through the earlier of April 30, 2012 or the date on which Orchid closes on one of the private or public capital transactions described below, the Company shall pay Consultant a cash retainer in the aggregate amount of $30,000 (the “Initial Retainer”).  The Initial Retainer shall be paid in three installments of $10,000 each, which shall be due on May 31, 2011, June 30, 2011 and July 31, 2011.  Initial Retainer payments shall be nonrefundable.

b.           Retainer for Initial Private Offering or Initial Public Offering.  In consideration of the Services to be performed by Consultant, the Company shall pay Consultant a monthly cash retainer in an amount equal to either:

(i)  If on or before April 30, 2012, the Company has received equity investments from a private offering from unaffiliated third parties totaling at least $35 million (the total amount of such investment is referred to as the “Private Capital”), 35% of the asset management fees that accrue and become payable by Orchid to the Company on the Private Capital during the twelve calendar months (the “Private Capital Term”) following the date on which Orchid has received the Private Capital (the “ Private Capital Retainer”), or

(ii)  If on or before April 30, 2012, the Company has received equity investments from an initial  public offering totaling at least $35 million (the total amount of such investment is referred to as the “Public Capital”), 50% of the asset management fees that accrue and become payable by Orchid to the Company on the Public Capital during the twelve calendar months (the “Public Capital Term”) following the date on which Orchid has received the Public Capital (the “Public Capital Retainer”).  Notwithstanding the foregoing, in no event shall the total amount of the Public Capital Retainer exceed $1.2 million.

(iii)  The Private Capital Retainer and the Public Capital Retainer shall be calculated and paid monthly based on the asset management fees that are earned by the Company on the Private Capital or Public Capital, as the case may be, each month during the Private Capital Term or Public Capital Term, as the case may be.  Each Private Capital Retainer payment or Public Capital Retainer payment shall be due within 30 days after the end of the month to which it relates.  For example, a payment for the month ended June 30, 2011 shall be due on July 30, 2011.  Notwithstanding the foregoing, if the Company has not raised the Private Capital or Public Capital on or before April 30, 2012, then the Company shall not be obligated to make any Private Capital Retainer or Public Capital Retainer payments.

c.           Final Retainer for a Public Offering Following a Private Offering.  In the event Orchid has received at least $35 million of Private Capital from unaffiliated third parties by December 31, 2011, then the Consultant may be entitled to receive a “Final Retainer” in connection with a subsequent public offering as follows:

(i)  If from the date on which Orchid has received the Private Capital up to and including December 31, 2012 (the “Final Term”), Orchid receives at least $35 million (the total amount of such investment is referred to as the “Final Capital”) through an initial  public offering, then the Consultant will be entitled to receive an amount equal to 45% of the asset management fees that accrue and become payable by Orchid to the Company on the Final Capital during the Final Term (the “Final Retainer”).

(ii)  The Final Retainer payments shall be calculated and paid monthly based on the asset management fee that is earned by the Company on the Final Capital each month during the Final Term.  Each Final Retainer payment shall be due within 30 days after the end of the month to which it relates.  For example, the Final Retainer payment for the month ended December 31, 2011 shall be due on January 31, 2012.  Notwithstanding the foregoing, (i) in no event shall the Final Retainer under this Agreement exceed $1.2 million and (ii) if Orchid has not raised the Final Capital on or before December 31, 2012, then the Company shall not be obligated to make any Final Retainer payments.

d.           Expenses.  The Consultant shall be responsible for the payment of all out-of-pocket expenses incurred by Consultant in the performance of the Services.  Notwithstanding the foregoing, Consultant and the Company may agree that certain out-of-pocket expenses to be incurred by Consultant shall be paid by the Company.  Any such agreement shall be in writing and shall be signed by both Consultant and the Company.

3. Timeliness of Performance.  Consultant understands that timely performance of all Services under this Agreement is required by the Company.  However, Consultant will be excused from performance under this Agreement to the extent such performance is prevented, delayed, or obstructed by causes beyond his reasonable control.

4.            Term and Termination.  Unless earlier terminated as provided below, this Agreement shall commence as of May 4, 2011 and shall end on:

a.           April 30, 2012, if the Company has not raised the Private Capital or Public Capital by that date;

b.           in the event the Company has raised the Private Capital by April 30, 2012, December 31, 2012.

The Consultant may terminate this Agreement at any time upon ten days’ written notice to the Company.

The Company may terminate this Agreement at any time upon ten days’ written notice to Consultant, but only “For Cause.”  The Company may terminate this Agreement “For Cause” only if (i) the Consultant engages in unlawful or fraudulent conduct in the performance of its duties under this Agreement and such unlawful or fraudulent conduct is not remedied or cured within 20 days after written notice of such conduct has been provided by the Company to Consultant or (ii) Consultant is convicted of any felony or a misdemeanor involving moral turpitude or financial fraud.

5. Cooperation.  To enable Consultant to perform the Services contemplated by this Agreement as efficiently as possible, the Company agrees to provide such reasonable cooperation and assistance as Consultant may request.

6.            Quality of Service.  Services provided by Consultant under this Agreement will conform to and be of the kind and quality that are customarily performed by persons who have relevant background and experience that is comparable to that of the Consultant.

7.            Indemnification.

a.            The Consultant shall defend, indemnify, and hold harmless the Company, its agents, affiliates, successors, and assigns with respect to any claim or action brought against them arising out of or in connection with any negligent act or negligent omission by Consultant in the performance of the Services.

b.            The Company shall indemnify and hold harmless Consultant, its agents, affiliates, successors, and assigns by reason of the fact that it is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity to the extent permitted by the articles of incorporation and bylaws of the Company, as they may be amended.

8.            Confidentiality.  Neither party shall copy, use, or disclose any Confidential Information of the other except as reasonably required to perform its duties hereunder, and shall only disclose such information to those employees, subcontractors, and agents that have a "need to know" such information to perform their duties.

For the purposes of this Agreement, "Confidential Information" shall mean any competitively sensitive or secret business, marketing, or technical information of either party.  However, Confidential Information shall not include any information which is publicly available at the time of disclosure or subsequently becomes publicly available through no fault of the recipient party or is rightfully acquired by the recipient party from a third party who is not in breach of an agreement to keep such information confidential.

9.            Non-Exclusivity of Services.  The Company acknowledges that Consultant may perform similar services for businesses other than the Company.  Unless the nature of such services would expressly violate a specific provision of this Agreement, this Agreement does not prohibit Consultant from performing services for other businesses.

10.            Independent Contractor.  The parties agree that Consultant is an independent contractor and shall be responsible for and shall have full control over developing its own means and methods as it deems appropriate in providing the Services.  Consultant may represent the Company as a Client; however, Consultant is not an employee, partner or agent of the Company, and Consultant has no authority to contract for or bind the Company in any manner, except with the prior written consent of the Company.  Consultant will not make any representation of an employment relationship between Consultant and the Company and will not claim any benefits provided by the Company to its employees. Consultant understands and agrees that Consultant is not entitled to and will not receive any employee benefits from the Company, including but not limited to employer withholdings or liability for taxes, FICA, Medicare or Medicaid, medical or disability insurance, vacation or leave, pension.  Consultant is not entitled to and will not receive worker’s compensation or unemployment insurance benefits unless coverage is provided by Consultant or some other entity.  Consultant is obliged to and agrees to pay any applicable federal, state, and local income tax on any monies paid pursuant to this Agreement.

11. General Provisions.

a.           This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior Agreements between the parties, whether written or oral, relating to the same subject matter.

b.           No modification of this Agreement shall be effective unless in writing signed by an officer of Consultant and a duly authorized representative of the Company.  In event of a conflict between this Agreement and other representations, whether written or oral, the provisions of this Agreement shall prevail.

c.           The waiver by either party of a breach or default in any of the provisions of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or other provisions; nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power, or privilege that it has or may have hereunder operate as a waiver of any breach or default by the other party.

d.           This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

e.           In the event that any provision of this Agreement is found unenforceable under applicable law, the remaining provisions of this Agreement shall nonetheless be enforced to the maximum extent permitted by law consistent with the fundamental intent of the parties.

f.           Each party hereby represents and warrants to the other party that this Agreement has been duly authorized, executed and delivered in furtherance of its business purposes and is a binding obligation of such party.  Each party further represents that it has the full legal right, power and authority to enter into this Agreement and to perform its respective duties and obligations hereunder.

g.           This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Consultant and Company have executed this Agreement to be effective as of the day and year first written above.

KMAC ADVISORS, LLC:	BIMINI ADVISORS, INC.

By: /s/ Kevin M. McCann	By: /s/ Robert E. Cauley

Name : Kevin M. McCann	Name: Robert E. Cauley
Title: President	Title: CEO